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                                                                 EXHIBIT 11.0

                         Ribozyme Pharmaceuticals, Inc.
                  Computation of Pro Forma Net Loss Per Share


                                                     Quarter           Quarter           Six Months         Six Months
                                                     ending             ending             ending             ending
                                                    06/30/97           06/30/96           06/30/97           06/30/96
                                                ----------------   ----------------   -----------------   ---------------
Weighted average common shares
     outstanding........................               7,118,054          5,796,578           7,038,128         3,418,554

Assumed conversion of preferred stock
     from original date of issuance,
     pursuant to staff policy...........
                                                               -            392,433                   -         1,312,196

                                                ----------------   ----------------   -----------------   ---------------
     Total..............................               7,118,054          6,189,011           7,038,128         4,730,750

     Net loss...........................           $  (3,118,964)      $ (5,053,671)      $  (6,134,676)     $ (8,156,097)
                                                ================   ================   =================   ===============

     Pro forma net loss per share.......           $       (0.44)      $      (0.82)      $       (0.87)     $      (1.72)
                                                ================   ================   =================   ===============
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